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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.


     The undersigned, desiring to amend the Certificate of Incorporation of North American Technologies Group, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 242 of the Delaware General Corporation law, DOES HEREBY CERTIFY:

     FIRST: The Board of Directors of the Corporation, by unanimous approval at a meeting of the directors, evidenced by board resolutions and approval of the requisite vote of each class of stockholders, has duly adopted the following resolution proposing and declaring advisable the following amendment to the Restated Certificate of
             Incorporation:

             RESOLVED, that Article IV of the Restated Certificate of Incorporation of the Corporation, as amended to date, be amended to add the following Section:

             "All of the shares of Common Stock, $0.001 par value, of the Corporation issued and outstanding, or held as treasury shares, immediately prior to the time this Amendment becomes effective shall be and are by this means automatically reclassified and changed (without further act) into fully paid and nonassessable shares of Common Stock, $0.001 par value, the number of which shall equal the quotient derived from dividing the number of such shares by 9. The shares of Common Stock returned to the Corporation as a result of the reclassification and change shall be returned to available capital. This Amendment shall become effective without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, and shall constitute a 9 for one reverse stock split, provided no fractional shares of less than one share shall be issued. The holders of fractional share interests of less than one share that occur as a result of the foregoing reclassification and change shall be paid in cash by the Corporation the value of their fractional share based upon the average of the low bid price of the Corporation's Common Stock during the ten (10) trading days prior the effective date of the Amendment."

     SECOND: That the aforesaid amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

     THIRD:  That this amendment shall become effective on May 13, 1998.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by, Tim B. Tarrillion, its Chief Executive Officer, and Judith Knight Shields, its Chief Financial Officer this 12th day of May, 1998.

                                   NORTH AMERICAN TECHNOLOGIES GROUP, INC.

                                   By: /s/ Tim B. Tarrillion
                                       ----------------------
                                       Tim B. Tarrillion
                                       Chief Executive Officer


                                   By: /s/ Judith Knight Shields
                                       --------------------------
                                       Judith Knight Shields
                                       Chief Financial Officer